Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Senior Vice President
Corporate Secretary
(631) 537-1001, ext. 7263

BRIDGE BANCORP, INC. REPORTS
THIRD QUARTER 2006 EARNINGS

(Bridgehampton, NY - October 23, 2006) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), today reported financial results for the third quarter of 2006. Highlights for the nine months ended September 30, 2006 and for the third quarter include:

- net income of $6,129,000 or $0.99 per diluted share for the first nine months of 2006, and $2,152,000 or $0.35 per diluted share for the third quarter 2006;

- total assets of $604,305,000 at September 30, 2006, an increase of 10.5% over the same date last year;

- total loans of $314,688,000, an increase of 3.5% at September 30, 2006 from September 30, 2005;

- continued strong credit quality;

- total deposits of $554,807,000 at September 30, 2006, an increase of 11.8% over September 30, 2005;

- returns on average equity and average assets of 17.66% and 1.52% respectively for the nine month period ended September 30, 2006;

- declaration of a regular quarterly cash dividend of $0.23 per share for the quarter, and $0.69 for the first nine months of 2006; and

- anticipated fourth quarter opening of the Bank’s Cutchogue, NY branch, as well as an application in process for regulatory approval of the Bank’s 14th branch office which will be located in Wading River, NY.

Thomas J. Tobin, President and Chief Executive Officer, Bridge Bancorp, Inc. commented on the Company’s year to date and quarterly financial results, “It is exciting to report that total assets at September 30, 2006 surpassed $600 million for the first time in our Company’s history. Loans totaled $314.7 million at the end of the third quarter, growing 3.5% over the same date last year. While acknowledging that our historically high net interest margin has long differentiated us from other banks in terms of consistent financial performance, during the third quarter we began offering promotional time deposit products as an alternative to core customers who value their relationship with BNB yet seek a higher return on their deposits. These products have also drawn new customers to the Bank in existing markets and we look towards similar benefit as we continue to expand into new markets. The key challenge facing Bridgehampton National Bank is the pressure on net interest income as the deposit base shifts to more interest bearing deposits resulting in higher funding costs.

“The yield curve remained flat or slightly inverted throughout the quarter, and it remains less than certain that we will see the steepness we enjoyed in the past restored in the near future. Intense price competition for both core and municipal deposits, as well as thin pricing on the loan side remain prevalent in our markets. Solid growth in earning assets as well as controlling funding costs are balance sheet management objectives to offset the declining net interest income. Protecting our deposit base, and also focusing on profitable growth, presents a unique set of challenges in this operating environment. While we have been successful in stabilizing deposit outflows, competition is intense on both sides of the balance sheet as more banks and finance companies extend their reach with expanded branch networks, pricing tactics, and by embracing the internet. Our planning includes prioritizing the allocation of our resources relative to the potential for future revenues.”

Income Statement
Net income for the nine month period ended September 30, 2006 was $6,129,000, decreasing 13.1% from $7,049,000 for the first nine months of 2005. Diluted earnings per share for the nine month period ended September 30, 2006 were $0.99, a decrease of $0.13, or 11.6% from $1.12 per diluted share for the first nine months of 2005. Net income for the three months ended September 30, 2006 was $2,152,000, a decrease of $322,000, or 13.0%, from net income of $2,474,000 for the same period last year. Diluted earnings per share for the third quarter 2006 were $0.35, a decrease of $0.04, or 10.3% from $0.39 per diluted share for the third quarter of 2005.

Non-interest expense increased 9.1% during the first nine months of 2006 over the same period last year. Higher noninterest expense is primarily associated with salaries and employee benefits programs and staffing of new branch offices, increased occupancy costs associated with the branch network expansion, and higher data processing expenses.

Balance Sheet
Mr. Tobin continued. “The pace of loan originations continues to pick up, demonstrating that despite the competitive environment, service and responsiveness have resulted in a strengthening pipeline, and we are optimistic regarding the continued uptick in loan growth for the fourth quarter. Additionally, we recognized opportunities for profitable growth in the investment portfolio, increasing total investments at September 30, 2006 to $207.2 million. Asset growth was funded primarily with proceeds from promotional certificates of deposit at the retail level and increases in public fund deposits. Total deposits increased 11.8% to $554.8 million at September 30, 2006, over September 30, 2005. Demand deposits at September 30, 2006 totaled $180.9 million, comprising 32.6% of total deposits at that date.”

Asset Quality
Although increased inventory and a moderating pace of appreciation in the local residential real estate market has been widely reported, management has seen no evidence of deterioration within the Bank’s loan portfolio. Credit quality remains strong through September 30, 2006, and as such, no provision to the allowance for loan losses was required during the third quarter 2006.

Opportunities
The Bank continues to be on target for opening its new Southampton Village facility at 150 Hampton Road, as well as its Cutchogue branch during the fourth quarter 2006. While expanding its presence on the East End with these two new facilities, Bridgehampton National Bank will widen its reach bringing its special brand of service-oriented, community banking to the Wading River market. BNB is in the process of obtaining regulatory approval for its Wading River branch, and anticipates opening this branch during 2007.

Thomas Tobin concluded, “The Bank remains focused on its core competencies and business niches. Having earned the reputation as the local bank for local businesses, we seek to both deepen banking relationships with existing customers and welcome a broader customer base to the Bank. We are striving to attract and retain the highest quality employees that are of the mind to deliver the exceptional service that is essential to our promise and brand. As we further develop our strategic plan we are focused on the prospects that position Bridge Bancorp, Inc. for growth and continued return of long term value to shareholders.”

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. With assets of approximately $604 million, the Bank operates in markets throughout eastern Long Island. The Bank, established in 1910, provides services to local businesses, consumers and municipalities. Continuing a rich tradition of involvement in the community, the Bank supports programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

The Bridgehampton National Bank provides deposit and loan products and financial services through its full service branch network and electronic delivery channels. Bridge Abstract LLC brokers title insurance services. The Company’s primary market area includes the South and North Forks of eastern Long Island, extending westward to Brookhaven Town. BNB currently operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, and Westhampton Beach. A fourth quarter opening of BNB’s Cutchogue, NY branch as well as a new facility in Southampton Village is scheduled. The Bank awaits regulatory approval for a branch office in Wading River, NY.

Attached to this release are selected financial highlights for the third quarter and first nine months of 2006.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	September 30,	December 31,	September 30,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$60,908	$15,675	$22,771
Investment in debt and equity securities, net:
Securities available for sale, at fair value	201,647	182,801	189,570
Securities, restricted	716	1,377	2,169
Securities held to maturity	4,856	10,012	10,011
Loans	314,688	302,264	304,157
Less: Allowance for loan losses	(2,413)	(2,383)	(2,393)
Loans, net	312,275	299,881	301,764
Banking premises and equipment, net	17,078	15,640	14,748
Accrued interest receivable and other assets	6,825	8,058	6,083
Total Assets	$604,305	$533,444	$547,116

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$180,933	$190,426	$192,927
Savings, N.O.W. and money market deposits	314,147	233,728	257,625
Certificates of deposit of $100,000 or more and other time deposits	59,727	43,871	45,815
Overnight borrowings	-	14,500	-
Other liabilities and accrued expenses	4,332	4,268	3,658
Total Stockholders' Equity	45,166	46,651	47,091
Total Liabilities and Stockholders' Equity	$604,305	$533,444	$547,116

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended September 30,	Three months ended September 30,	Nine months ended September 30,	Nine months ended September 30,
	2006	2005	2006	2005

Interest income	$8,281	$7,373	$23,510	$21,289
Interest expense	2,267	1,118	5,725	3,067
Net interest income	6,014	6,255	17,785	18,222
Provision for loan losses	-	150	-	300
Net interest income after provision for loan losses	6,014	6,105	17,785	17,922

Other income	1,232	1,391	3,488	3,636
Net security (losses) gains	(32)	-	(289)	115
Other expenses	4,137	3,771	11,979	10,984
Income before income taxes	3,077	3,725	9,005	10,689

Provision for income taxes	925	1,251	2,876	3,640
Net income	$2,152	$2,474	$6,129	$7,049
Basic earnings per share	$0.35	$0.40	$0.99	$1.13
Diluted earnings per share	$0.35	$0.39	$0.99	$1.12
Weighted average common shares	6,116	6,237	6,165	6,250
Weighted average common and common equivalent shares	6,147	6,272	6,196	6,293